Exhibit 99.1

OPTN - Q1 2004 Option Care, Inc. Earnings Conference Call

May. 04. 2004 / 10:00AM ET

CORPORATE PARTICIPANTS

Rajat Rai

Option Care - CEO

Rick Smith

Option Care - President and COO

Paul Mastrapa

Option Care - CFO

Joe Bonaccorsi

Option Care - General Counsel

CONFERENCE CALL PARTICIPANTS

Grant Jackson

First Analysis - Analyst

Anne Barlow

Southwest Securities - Analyst

Michael Maguire

Leerink Swan - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Welcome to the first quarter 2004 Option Care conference call.

[OPERATOR INSTRUCTIONS]

I will now turn the presentation over to Mr. Rajat Rai, Chief Executive Officer. You may proceed.

Rajat Rai - Option Care - CEO

Thank you. Good morning, everyone. Thank you for joining our 2004 first quarter conference call. Also participating on the call with me are Rick Smith, our President and Chief Operating Officer. Paul Mastrapa our Chief Financial Officer, and our General Counsel, Joe Bonaccorsi.

Before we discuss the highlights of the first quarter let me go through some house keeping items. By now you should have a copy of the press release issued by the company this morning. If you have not received it, please call Leticia Carrillo at 847-229-7731 and it will be faxed to you promptly. Please be advised in keeping with the SEC Reg FD guidelines this call may be accessed by Web cast through the Option Care Web site at www.optioncare.com. Any remarks Option Care may make about future expectations, plans and prospects for Option Care constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in Option Care annual report on form 10-K for the year ended December 31, 2003, which is on file with the SEC.

Option Care anticipates that subsequent events and developments may cause its estimates to change or it may elect to update these forward-looking statements at some point in the future.  Option Care specifically disclaims any obligations to do so.

I will now give the highlights for the quarter. Rick and Paul will give the updates on operations and key financial highlights later on in the call.  As discussed previously, and in the press release released this morning we reported a record $103 million in revenues for the first quarter. This represents a 13% growth on a same-store basis from the same period of 2003. The earnings for the quarter were 20 cents a share. We continue to maintain an outstanding cash flow and further increase the cash positions. The DSOs at the end of the first quarter were down to a record 57 days. We are pleased with our performance in the first quarter. We have come a long ways from the first quarter of 2003. The management team has done a great job in executing a plan to control costs and improve cash flow. We have consistently shown growth in revenues and in fact our earnings have doubled from the third quarter of 2003 before the impact of the charge.

The last couple of quarters our focus has been to restructure the company. I am pleased to inform you despite the focus, all our businesses’ home infusion and both manufacturer and managed care driven specially pharmacy services have shown good growth year-over-year.  In particular we are pleased with the sales of Synagis and Xolair in the first quarter. I am also pleased to announce that we have been selected by Roche to distribute Fuzeon and Genentech for Avastin.

Before I turn the call over to Rick, let me summarize the goals for the rest of 2004. We would like to continue the momentum in the first quarter for sales in all aspects of our business. Continue to focus on improving efficiencies through performance improvement and cost controls. Look for opportunistic and strategic acquisitions and finally continue to improve cash flow.

Rick?

Rick Smith - Option Care - President and COO

Thanks, Raj. Good morning, everybody. Last fall we began to focus on every aspect of our business and look for opportunities to increase sales momentum improve operating efficiencies and improve cash flow generation. We put into place a number of revenue and operating initiatives that provided some good results in the fourth quarter of last year.  We entered this year with the goal of improving each quarter in the areas of revenue performance, operating performance and cash flow performance. The first quarter we achieved the first phase of our operating objectives.

In Q2 and the rest of the year we look to continue to execute on the plans that we have set out for our company. We had all of our location general managers in town two weeks ago to review our first quarter and to reinforce our focus for the second and the rest of the year. We put additional management tools in place to monitor our progress.  We look to continue the focus on existing sales plans, increase the development of new clinical marketing programs, increase our operating efficiencies, including leveraging more effectively our purchasing programs.  Our goal is to also continue to drive operating cash flow performance from our reimbursement departments to achieve even lower DSO levels. We increasingly are using billing from an electronic format, which we have seen a faster level of cash collection results when we bill electronically.

We continue to work on infrastructure and improving internal measurements of our progress. We look forward to work hard in achieving our goals and establishing our company as the leader in our industry. I will turn it over to Paul Mastrapa for the financial highlights.

Paul Mastrapa - Option Care - CFO

Thanks Rick and good morning.  For the first quarter our revenue was $103 million, an 11 % increase from the $90 million reported in the first quarter of 2003. Same-store growth for our company-owned locations was 13 % for the quarter.

Within our service lines, specialty pharmacy revenues increased 15% and home infusion and related services revenues increased 7% on a same-store basis. The net income for the first quarter increased 8% to $4.3 million as compared to net income of $4.0 million for the first quarter of last year. Earnings per share were 20 cents for the first quarter as compared to EPS of 19 cents for the same period in 2003.

With respect to our specialty pharmacy services, our revenue growth is attributable to strong seasonal sales of Synagis, which increased 19%, Xolair which we launched in the third quarter of last year, human growth hormone and growth of our managed care specialty pharmacy services.

Our home infusion and related revenue growth is a result of increased focus on sales and marketing in the markets we serve. The increase in our other revenue is a result of external sales over new software platform by out MBI subsidiary and increased royalties and related fees from our franchise network.

Overall gross profit for the first quarter declined to 27.8% from 29.5% for the prior year due to a combination of the revenue mix between infusion and specialty pharmacy services, as well as the therapy mix within our specialty business.  In terms of revenue mix, higher margin infusion therapy services comprised a lower percentage of our overall revenues at 37% in the first quarter compared to 38% for the prior year first quarter.  The infusion services gross profit for the first quarter increased to 43% as compared to 42% for the prior year due to improved utilization of direct labor. Specialty pharmacy services gross profit declined to 16.2% for the first quarter of this year as compared to 19.3% for the prior year period and 17.5% for the prior quarter ending December 31, 2003.  The decline is due to a shift in mix towards lower margin products resulting from our growth in Synagis, Xolair, human growth hormone and our managed care specialty pharmacy services. As the Synagy season ends during the second quarter, we expect to see a increase in the specialty pharmacy gross profit as a mix shifts towards higher margin therapies.

SG&A expenses as a percentage of revenue declined to 18.7% for the first quarter of 2004 as compared to 19.5% for the prior year first quarter. This reduction was enabled by the strong revenue growth as well as the cost reduction initiatives completed in the third quarter of last year.

Bad debt expense declined to 1.5% of revenues from 2% in last year’s first quarter.  The decline resulted for two reasons. First, in the first quarter of last year, we had accrued additional bad debt provisions due to the aged receivables in the Texas locations. Second, we reserve at a lower percentage of revenue for the specialty pharmacy operations in Florida and Michigan. Due to the strong growth of these operations, in particular related to Xolair, the composite bad debt declined. For future quarters, I expect the percentage to range between 1.4% to 1.7% of total revenues.

Now to summarize cash flow… Option Care had another quarter of excellent cash flow. The company generated $5.2 million of positive operating cash flow during Q1, again exceeding our net income for the quarter.  I am particularly pleased with our cash results considering the sequential increase in revenues from the fourth quarter of $7 million.  The cash used in investing activities was $1 million.  Of this total, $700,000 was for infusion pumps and other revenue generating medical equipment. The remaining $300,000 was for other infrastructure.

Our cash flows are a reflection of our continued focus and improvement in accounts receivable management.  Days’ Sales Outstanding were 57 days at the ends of the first quarter, a decrease of four days from the prior quarter ending December 31. Our focus remains on further improving accounts receivable management and further lowering of DSOs.

We ended the first quarter debt free with $6.6 million of cash on hand. In addition, availability in our credit facility totaled $38 million at March 31.

Finally, to reiterate our guidance we estimate earnings per diluted share will range from 75 to 80 cents for 2004. Now I would like to ask the operator to open the call to questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]

And your first question comes from Grant Jackson of First Analysis. You may proceed.

Grant Jackson - First Analysis - Analyst

Thanks. Good morning, gentlemen. Can you give some more information or more details on your acquisition plans, the current pipeline out there, what you expect companies to go for?

Rajat Rai - Option Care - CEO

Grant, this is Raj. You know, we spent the last, you know, 45 to 90 days focusing on building our acquisition pipeline. There are very good opportunities in terms of potential candidates, independent infusion pharmacies, some regional companies as well. And at this point, you know, we are through the evaluation process and we hope that towards the end of the quarter, we will begin to execute our plan.

In terms of evaluations, we have always said that we would like to pay somewhere around four times EBITDA, but if there is a strategic acquisition, it makes good business sense, you know, we can pay somewhere four to five times EBITDA.

Grant Jackson - First Analysis - Analyst

Great.  So we would expect - any idea as to what sort of range of revenues that you could buy in say the coming year?

Paul Mastrapa - Option Care - CFO

Grant, this is Paul. We don’t want to give any specific guidance in terms of revenue range. A lot of factors go into determining how aggressive or not our acquisition strategy will be. As we announced acquisitions, we will be specific in terms of what the revenue impact is of those transactions.

Grant Jackson - First Analysis - Analyst

You will be comfortable buying small acquisitions as well as slightly larger.

Paul Mastrapa - Option Care - CFO

That’s correct.

Grant Jackson - First Analysis - Analyst

Thanks.

Operator

And your next question comes from Anne Barlow of Southwest Securities. You may proceed.

Anne Barlow - Southwest Securities - Analyst

Good morning. A couple quick questions. First, on your infusion business, did you see growth pretty much along all lines or did you guys also experience some weakness or decline in the oncology products? Secondly, Rick, you mentioned something about new clinical marketing programs. Could you give us a little detail what that is?

Rick Smith - Option Care - President and COO

Yes, I think we saw growth in pretty much all lines that we focused in on and where we set our incentive programs for our sales people.  And we rolled out clinical programs in the areas of nutrition, CHF programs, hemophilia as well as other chronic diseases. And so we have continued to roll out new programs on a quarterly basis, to reinforce the ones that we have out there, and align our account manager incentive programs along the objectives that we want to get out of those programs.

Anne Barlow - Southwest Securities - Analyst

You didn’t see any weakness in the oncology at all?

Rick Smith - Option Care - President and COO

No. In terms of our infused oncology business, we saw very strong growth.

Anne Barlow - Southwest Securities - Analyst

OK.  Great. Thanks.

Operator

And your next question comes from Michael Maguire (ph) of Leerink Swan. You may proceed.

Michael Maguire - Leerink Swan - Analyst

Good morning, gentlemen. Just a question along the lines of new products, you mentioned a couple this morning. Is that contemplated in your current ‘04 projections and also, is there any sort of potential upside? Could there be a few additional products as we look towards the end of ‘04, potentially into ‘05? Just some color on that would be appreciated.

Rick Smith - Option Care - President and COO

I think we are in discussions with a number of manufacturers and we have been doing a lot of work in terms of educating manufacturers of the value of our platform and our flexible distribution model that enables us to take advantage of both the central distribution point plus more, even more valuable in a lot of cases is our local pharmacies with our inventory infusion centers.

We have been, I think, doing a great job in educating and going through the process of that education and we are hopeful that we will be able to secure additional new drugs and run them through our distribution model.

Michael Maguire - Leerink Swan - Analyst

OK. Then shifting to just sort of the split between the two divisions, is the sort of current growth rate trends a reasonable expectation going forward over the course of the year and therefore, you know, would continue to expect maybe some gross margin pressure? Obviously taking out the seasonality percentages, but just generally speaking year-over-year, is that a continuation we could expect?

Paul Mastrapa - Option Care - CFO

In terms of revenue growth for the first part of your question, I expect our current trends are a good indicator of what we should see throughout the year. In terms of gross margin on our specialty business, I would expect on a year-over-year comparison to continue to see a reduction in our margin, primarily due to the mix issues, in particular the continued ramp of Xolair.

However, because of the seasonality of Synagis, as I mentioned I expect to see our margin come up in the second and third quarters and decline again with the start of next year’s season in the fourth quarter.

Michael Maguire - Leerink Swan - Analyst

OK. Great. Thank you.

Operator

And you have a follow-up question from Grant Jackson. You may proceed.

Grant Jackson - First Analysis - Analyst

Could you give more details on the details of the nature of your relationship with Roche on Fuzeon and with Genentech and, second question, if you could give more details on how the managed care specialty business is doing. You said it was up. Is it up based on certain types of drugs? Certain types of payers?

Rick Smith - Option Care - President and COO

I think on the Roche relationship, we have worked with Roche on a number of drugs over the years. And we have had their representatives to our locations to do some clinical in services and sales strategy sessions with our people. Same with Gen tech, the existing drugs that we work with them on, in addition to some new drugs.

As far as opportunities and what is going on in the managed care part of our business, we are seeing some new payer relationships where we had some significant opportunities and results from Synagis and some of the other products. I would also retain some business that we thought we may have lost as a result of the Medicare legislation. So we saw some good positive surprises and some good initial activity from some new payer accounts during the first quarter.

Grant Jackson - First Analysis - Analyst

Thanks.

Operator

[OPERATOR INSTRUCTIONS]

We seem to have no further questions.

Rajat Rai - Option Care - CEO

If you have no other questions, I would like to thank everybody who joined us for the call and we look forward to speaking with you again at the end of the second quarter.

Thank you.